                                                                                        FOR:   International Speedway Corporation
                                                                              CONTACT:   Wes Harris
                                                                                                   Director of Investor Relations
                                                                                                   (386) 947-6465

INTERNATIONAL SPEEDWAY CORPORATION ANNOUNCES RECORD EVENTS AT
CALIFORNIA AND RICHMOND

~Updates Guidance for Fiscal 2003 Second Quarter and Full Year~
~Reviewing Plans for Reconfiguration of Homestead-Miami Speedway~

DAYTONA BEACH, FLORIDA – May 5, 2003 – International Speedway Corporation (“ISC”) (Nasdaq/NM: ISCA; OTC Bulletin Board: ISCB) today announced record revenues and attendance for events at California Speedway and Richmond International Raceway held over the past two weekends, highlighted by exciting NASCAR Winston Cup and Busch series racing.

“We are pleased with the strong performance of our NASCAR event weekends at California and Richmond,” commented Lesa France Kennedy, President of International Speedway Corporation. “Both weekends recorded sold out attendance for their respective Winston Cup races, including the addition of a net 3,100 seats at Richmond that were sold on a season-ticket basis.  In addition, Richmond’s NASCAR Busch Series Hardee’s 250 posted more than a 10% increase over the prior year, resulting in record attendance for the event.  The success of these weekends further confirms the continued popularity of NASCAR racing, and, while we continue to keep a close eye on the economy and related spending trends, we remain excited about our outlook for the remainder of the year.”

Excluding the potential impact of a charge for the reconfiguration of Homestead-Miami Speedway that is discussed below, the Company confirms its previous revenue and earnings guidance of $115 to $120 million and $0.25 to $0.27 per diluted share, respectively, for the second quarter of fiscal 2003.  In addition, subject to the same qualification, full year fiscal 2003 revenue and earnings guidance remains unchanged at approximately $570 to $585 million and $2.07 to $2.13 per diluted share, respectively.

The Company is reviewing plans to reconfigure the track at Homestead-Miami Speedway.  In order to complete the reconfiguration, certain assets, which are not fully depreciated, would need to be removed.  If the reconfiguration project proceeds, the company expects to record a pre-tax charge to its fiscal 2003 earnings of $2.5 to $3.5 million, or $0.03 to $0.04 per diluted share.  This charge would be incurred as the related assets are removed.  The Company would incur the charges in the second and third quarters of fiscal 2003; however the exact timing has not been determined.  If the project moves forward, the Company expects the reconfiguration would be completed in early October, allowing sufficient time for drivers to test in advance of the facility’s marquee event in November, NASCAR’s Ford Championship Weekend.  Since planning for the project is yet to be finalized, the charge is not included in the Company’s current guidance for fiscal 2003.

International Speedway Corporation is a leading promoter of motorsports activities in the United States, currently promoting more than 100 events annually.  The Company owns and/or operates 12 of the nation’s major motorsports facilities, including Daytona International Speedway in Florida (home of the Daytona 500); Talladega Superspeedway in Alabama; Michigan International Speedway located outside Detroit; Richmond International Raceway in Virginia; California Speedway near Los Angeles; Kansas Speedway in Kansas City, Kansas; Phoenix International Raceway in Arizona; Homestead-Miami Speedway in Florida; North Carolina Speedway in Rockingham; Darlington Raceway in South Carolina; Watkins Glen International in New York; and Nazareth Speedway in Pennsylvania.  Other track interests include an indirect 37.5% interest in Raceway Associates, LLC, which owns and operates Chicagoland Speedway and Route 66 Raceway near Chicago, Illinois.

The Company also owns and operates MRN Radio, the nation's largest independent sports radio network; DAYTONA USA, the "Ultimate Motorsports Attraction" in Daytona Beach, Florida, the official attraction of NASCAR; and subsidiaries which provide catering services, food and beverage concessions, and produce and market motorsports-related merchandise under the trade name “Americrown.”  For more information, visit the Company's Web site at www.iscmotorsports.com.

Statements made in this release that express the Company’s or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward looking statements. The Company’s results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events.  Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained from time to time in the Company's SEC filings including, but not limited to, the 10-K and subsequent 10-Q's. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

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